[SHAW LOGO]

NEWS RELEASE

SHAW ANNOUNCES THAT COMPETITION BUREAU
CLEARS CANWEST ACQUISITION

Calgary, Alberta (August 13, 2010) – Shaw Communications Inc. (“Shaw”) announced today that the Competition Bureau has cleared Shaw’s acquisition of 100% of the over-the-air and specialty television businesses of Canwest Global Communications Corp.

The Competition Bureau concluded that the transaction will not likely give rise to a substantial lessening or prevention of competition under the Competition Act because of a number of factors, including effective remaining competition, the effect of the regulatory environment, the absence of relevant concerns expressed by market participants and numerous alternatives available to advertisers.

“The Bureau has conducted a very thorough review and we appreciate their efforts to expeditiously complete their examination,” said Jim Shaw, CEO and Vice Chair of Shaw. “We look forward to moving ahead with this transaction. We are certain it will strengthen the Canadian broadcasting system to the benefit of all Canadians.”

Shaw will be able to close the transaction after receiving approval from the Canadian Radio-television and Telecommunications Commission (“CRTC”). The CRTC has announced a public hearing during the week of September 20, 2010. “Canwest is now one step closer to emerging from protection under the Companies’ Creditors Arrangement Act,” said Jim Shaw. “We look forward to completing the last remaining step.”

Shaw Communications Inc. is a diversified communications company whose core business is providing broadband cable television, High-Speed Internet, Digital Phone, telecommunications services (through Shaw Business Solutions) and satellite direct-to-home services (through Shaw Direct). Shaw serves 3.4 million customers, including 1.8 million Internet subscribers and over 1.0 million Digital Phone customers, through a reliable and extensive network, which comprises 625,000 kilometres of fibre. Shaw is traded on the Toronto and New York stock exchanges and is included in the S&P/TSX 60 Index (Symbol: TSX – SJR.B, NYSE – SJR).

For further information, please contact:

Shaw Investor Relations
investor.relations@sjrb.ca